Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Third Quarter Ended September 28, 2013

Third Quarter Highlights:

•	Sales increased 14% to $178 million.

•	Income from continuing operations increased 16% to $22.9 million, or $0.62 per diluted share.

•	Operating margin increased to 20.0% from 19.9% during the same period last year.

COLMAR, PENNSYLVANIA (October 29, 2013) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the third quarter ended September 28, 2013 of $178.0 million, an increase of 14% from $156.4 million in the third quarter of 2012. The Company also announced income from continuing operations of $22.9 million, or $0.62 per diluted share, for the third quarter ended September 28, 2013, up 16% from the prior year’s income from continuing operations of $19.8 million, or $0.54 per diluted share.

“Strong demand for our products, including those introduced in the last 24 months, resulted in the 14% sales increase during the third quarter. We are especially pleased with this strong sales increase in light of the fact that sales growth in the third quarter of 2012 was 20%,” said Mr. Steven Berman, Chairman and Chief Executive Officer.

Gross profit margin was 39.2% for the third quarter ended September 28, 2013, compared to 38.2% for the same period last year. The improvement in margin is primarily the result of a favorable change in sales mix and lower transportation costs. Selling, general and administrative expenses increased 19% in 2013 to $34.0 million from $28.6 million in 2012. Cost increases were primarily the result of higher variable costs associated with the 14% sales growth, increased spending on product development activities, and depreciation and other related support costs associated with our recent enterprise reporting system implementation.

For the nine months ended September 28, 2013, sales increased 14% over the prior year period to $494.7 million from $435.4 million last year. Income from continuing operations in 2013 increased 20% to $61.3 million from $51.2 million in the same period last year. Diluted earnings per share from continuing operations in 2013 rose 19% to $1.67 from $1.40 in the same period last year. Research and development spending for the year increased 22% to $9.5 million from $7.8 million last year.

“We continue to make investments in new product development activities to allow future growth opportunities for us and our customers. We are very excited about the launch of our Dorman Hybrid initiative. Early customer and end user feedback on the initiative has been positive,” said Mr. Berman. “Our booth at November’s Automotive Aftermarket Parts Expo (AAPEX) will provide a showcase for many of our latest new-to-the-aftermarket parts, including our Hybrid Drive Batteries. As with prior years at AAPEX, everything at the Dorman booth will be new – giving our customers the opportunity to see highlights of the over 2,700 new parts we have released in 2013.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/28/13	Pct.	9/29/12	Pct.
Net sales	$177,953	100.0	$156,411	100.0
Cost of goods sold	108,249	60.8	96,665	61.8
Gross profit	69,704	39.2	59,746	38.2
Selling, general and administrative expenses	34,034	19.2	28,615	18.3
Income from operations	35,670	20.0	31,131	19.9
Interest expense, net	47	—	38	—
Income from continuing operations before income taxes	35,623	20.0	31,093	19.9
Provision for income taxes	12,736	7.1	11,337	7.3
Income from continuing operations	22,887	12.9	19,756	12.6
Income from discontinued operations	—	—	586	—
Net income	$22,887	—	$20,342	—
Diluted earnings per share:
Continuing operations	$0.62	—	$0.54	—
Discontinued operations	—	—	0.02	—
Diluted earnings per share	$0.62	—	$0.56	—

Weighted average diluted shares outstanding	36,632	—	36,622	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/28/13	Pct.	9/29/12	Pct.
Net sales	$494,657	100.0	$435,406	100.0
Cost of goods sold	299,774	60.6	272,038	62.5
Gross profit	194,883	39.4	163,368	37.5
Selling, general and administrative expenses	98,551	19.9	82,103	18.8
Income from operations	96,332	19.5	81,265	18.7
Interest expense, net	148	0.1	90	0.1
Income from continuing operations before income taxes	96,184	19.4	81,175	18.6
Provision for income taxes	34,883	7.0	30,019	6.9
Income from continuing operations	61,301	12.4	51,156	11.7
Income from discontinued operations	—	—	4,506	—
Net income	$61,301	—	$55,662	—
Diluted earnings per share:
Continuing operations	$1.67	—	$1.40	—
Discontinued operations	—	—	0.13	—
Diluted earnings per share	$1.67	—	$1.53	—

Weighted average diluted shares outstanding	36,610	—	36,489	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/28/13	12/29/12
Assets:
Cash and cash equivalents	$48,335	$27,708
Accounts receivable	178,702	140,180
Inventories	149,098	145,270
Deferred income taxes	20,093	20,559
Prepaid expenses	2,799	2,332
Total current assets	399,027	336,049
Property & equipment	58,717	48,758
Goodwill and other intangible assets	30,114	26,553
Other assets	1,734	1,323
Total assets	$489,592	$412,683

Liabilities & Shareholders’ Equity:
Accounts payable	$49,136	$42,387
Accrued expenses and other	28,654	21,298
Total current liabilities	77,790	63,685
Other long-term liabilities	5,779	3,447
Deferred income taxes	12,449	12,679
Shareholders’ equity	393,574	332,872
Total Liabilities and Equity	$489,592	$412,683

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/28/13	9/29/12	9/28/13	9/29/12
Depreciation and amortization	$2,684	$2,017	$7,417	$5,973
Capital expenditures	$5,863	$4,983	$12,949	$14,437